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                                                                    EXHIBIT 12.1

                         HASBRO, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                         Fiscal Years Ended in December
                             (Thousands of Dollars)
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
                                  Three Months Ended                                                  Fiscal Years
                        --------------------------------------              Pro Forma     ------------------------------------
                           March 30, 2003      March 31, 2002     2002        2001        2001      2000      1999      1998
                        ------------------  ------------------  --------    ---------     ----      ----      ----      ----
Earnings available for
 fixed charges:
  Net earnings (loss)       $   1,189           $(17,058)       $(170,674)   $67,736      59,732  (144,631)  188,953   206,365
  Add:
   Cumulative effect of
    accounting change               -                  -          245,732      1,066       1,066         -         -         -
   Fixed charges               18,906             24,374           99,209    113,658     126,323   135,302    88,456    53,209
   Taxes on income                440             (5,994)          29,030     40,062      35,401   (81,355)   84,892    97,113
                            ---------           --------        ---------   --------     -------   -------   -------   -------
    Total                   $  20,535           $  1,322        $ 203,297   $222,522     222,522   (90,684)  362,301   356,687
                            =========           ========        =========   ========     =======   =======   =======   =======
Fixed charges:
  Interest on long-term
   debt                     $  14,150           $ 18,404        $  69,480    $73,600      86,244    74,206    25,068     9,688
  Other interest charges          872              1,138            8,019     17,444      17,444    40,215    44,272    26,423
  Amortization of debt
   expense                        351                448            1,843      3,010       3,031     1,724       425       121
  Rental expense
   representative of
   interest factor              3,533              4,384           19,867     19,604      19,604    19,157    18,691    16,977
                            ---------           --------        ---------   --------     -------   -------   -------   -------
    Total                   $  18,906           $ 24,374        $  99,209   $113,658     126,323   135,302    88,456    53,209
                            =========           ========        =========   ========     =======   =======   =======   =======

Ratio of earnings to
 fixed charges                  1.086               0.05             2.05       1.96        1.76     (0.67)     4.10      6.70
                            =========           ========        =========   ========     =======   =======   =======   =======
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